Exhibit 10.5

SIENTRA, INC.

EMPLOYMENT AGREEMENT

OLIVER BENNETT

This Employment Agreement (the “Agreement”), made between Sientra, Inc. (the “Company”) and Oliver Bennett (“Employee”) (collectively, the “Parties”), is effective as of January 1, 2018 (the “Effective Date”).

WHEREAS, the Company desires to employ Employee, pursuant to the terms, provisions and conditions set forth in this Agreement; and

WHEREAS, Employee desires to accept and continue his employment on the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.Duties and Responsibilities.

1.1Position. Employee shall serve as the Company’s General Counsel and Vice President of Compliance & Legal. During the term of Employee’s employment with the Company, Employee will devote Employee’s diligent efforts to the business of the Company.

1.2Duties and Location. Employee shall perform such duties as are required by the Company’s Chief Executive Officer, to whom Employee will report. Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of services to the Company, either directly or indirectly.

1.3Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.  Employee’s employment constitutes “at-will” employment and the employment relationship may be terminated by the Employer or Employee at any time, with or without notice, subject to the provisions of this Agreement.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

2.Compensation.

2.1Salary.  As of the Effective Date, Employee’s current base salary shall be payable at the annualized rate of $350,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Performance Bonus.  Due to the particular duties of Employee at the Company, Employee may receive a performance bonus of up to 40% of Employee’s Base Salary (“Performance Bonus”) based upon the following criterion:  (i) attainment of overall the corporate objective(s) according to the milestones set forth in Schedule 1 attached hereto; and (ii) attainment of personal performance objectives according to the milestones set forth in Schedule 2 attached hereto.  The achievement of and amount of the Performance Bonus as measured by the foregoing criterion shall be determined by the Compensation Committee of the Board of Directors (the “Board”) (or a subcommittee thereof) (the “Committee”) in the sole and absolute discretion of the Committee.  Any subsequent year Performance Bonus criterion will be determined by the Committee and attached as an addendum to this Agreement and shall supersede any prior criterion.   Executive must remain an active employee through the end of any given Performance Bonus determination, except as expressly contemplated in Section 6 below. The Committee may grant the pro rata payment of the Performance Bonus under certain circumstances in its sole and absolute discretion.

2.3Starting Bonus and Relocation.  Employee will be paid a one-time starting bonus of $50,000, subject to standard payroll deductions and withholdings which will be included in Employee’s first regular payroll. If the Employee resigns for any reason, except as provided in Section 6.4, or the Company terminates Employee’s employment for Cause prior to Employee’s one-year anniversary at the Company, Employee agrees to repay the $50,000 in full. The Company will reimburse Employee up to a total of $100,000 for reasonable out-of-pocket costs associated with moving Employee’s primary residence to Santa Barbara County within twelve months of the Effective Date.

2.4Equity Incentive Award.  It will be recommended to the Compensation Committee of the Board of Sientra that you receive a grant of 30,000 Restricted Stock Units (“RSU”) in Sientra, one-half of which shall vest over a period three years on an annual basis, and one-half of which shall vest based on performance criteria as established by the Compensation Committee, which such grant shall be subject to your execution of Sientra’s standard RSU agreement and your continued service with the Company.  The restricted stock units shall be governed by the RSU agreement and related equity incentive plan of the Company, respectively.

3.Company Benefits.  Employee shall be entitled to participate in all employee benefit programs for which Employee is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees from time to time and at any given time.

4.Paid Time Off. Employee shall be entitled to accrue and use paid time off in accordance with the terms of the Company’s policies and practices, however, that in no event will Employee’s paid time off accrual rate be lower than 13.33 hours per month.

5.Expenses. The Company will reimburse Employee for reasonable and normal, out-of-pocket airfare, car rental, travel, local transportation, entertainment, or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, provided that such expense reimbursement claims are supported by relevant documentation and are made in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

6.Termination of Employment; Severance.

6.1At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. The period during which Employee’s employment continues in effect shall be referenced as the “Employment Period.”

6.2Termination for Cause; Resignation; Death or Disability.

(a)The Company may terminate Employee’s employment with the Company at any time for Cause (as defined below). Further, Employee may resign at any time, with or without Good Reason (as defined below). Employee’s employment with the Company may also be terminated due to Employee’s death or disability.  “Disability” means disability caused by any physical or mental injury, illness or incapacity as a result of which Employee is or will be unable to effectively perform the essential functions of Employee’s duties, even with a reasonable accommodation that does not impose an undue hardship on the Company, for a continuous period of more than 90 days or for 120 days (whether or not continuous) within a 180 day period, as determined by the Committee or the Board of Directors in good faith.

(b)If Employee resigns for any reason, except as provided in Section 6.4 below, or the Company terminates Employee’s employment for Cause, or upon Employee’s death or disability, then (i) Employee will no longer vest in any equity awards, (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned), and (iii) Employee will not be entitled to any severance benefits.

6.3Termination without Cause.  In the event Employee’s employment with the Company is terminated by the Company without Cause (and other than as result of death or disability), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee remains in compliance with the terms of this Agreement, the Company shall provide Employee with the following severance benefits (collectively, the “Severance Benefits”):

(a)In the event of a termination by the Company without Cause the Company shall pay Employee (i) an amount equal to twelve (12) months of Employee’s then-current Base Salary paid in equal installments on the Company’s regularly-scheduled payroll dates over the twelve month period immediately following the date of Separation of Service.

(b)Provided that Employee timely elects continued coverage under COBRA, the Company shall, within 30 days of receipt of verification of COBRA coverage, pay Employee’s COBRA premiums to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Employee’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Employee’s Separation from Service; (ii) the date Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of Employee’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other employment or (y) the last day of the 12th calendar month following Employee’s Separation from Service date.

6.4 Termination in Connection with Change in Control.  If Employee is terminated without Cause (and other than as result of death or disability) or Employee resigns for Good Reason (as defined below) immediately prior to the closing of a Change of Control (as defined below) or within twelve (12) months following the closing of a Change of Control, such termination qualifies as a Separation from Service, and provided that Employee remains in compliance with the terms of this Agreement, then (a) Employee will be entitled to all of the Severance Benefits provided for in Section 6.3 above, and (b) 100% of all of Employee’s then-outstanding unvested Company equity awards will accelerate and will be deemed vested and exercisable as of Employee’s Separation from Service.

7.Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits provided in Section 6.3 and Section 6.4 above, as applicable, will be subject to Employee signing and not revoking within the permitted timeframe a separation agreement and release of claims in substantially the form set forth on Exhibit A hereto (the “Separation Agreement and General Release”) within the time period set forth therein, which shall not exceed thirty (30) days from the date of Employee’s Separation from Service (the “Release Period”). No Severance Benefits will be paid or provided until the Separation Agreement and General Release becomes effective. If the Release Period described in the preceding sentence spans two calendar years, then payment of Severance Benefits will in any event commence in the second calendar year to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Employee shall also resign from all positions and terminate any relationships as an employee with the Company and any of its affiliates, each effective on the date of termination.

8.Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

9.Return of the Company Property. Employee agrees that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in Employee’s possession at any time during employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on Employee’s personal computer(s), mobile phones, tablets, PDAs, or other electronic storage devices shall be surrendered by Employee to the Company upon the Company’s request from time to time during such employment, and with or without request upon termination of employment.

10.Definitions.

10.1Cause.  For purposes of this Agreement, “Cause” for termination will mean: (a) Employee’s willful and continued failure substantially to perform his duties and responsibilities to the Company hereunder in accordance with the lawful instructions of the Company and Board, or a willful, material violation of a material policy of the Company that has caused or is reasonably expected to result in material injury to the Company, in either case which, if curable, Employee fails to cure within thirty (30) business days following written notice from the Company or the Board; (b) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (c) Employee’s willful breach of any of his obligations under any written agreement or covenant with the Company, which, if curable, Employee fails to cure within thirty (30) business days following written notice from the Company or Board; or (d) Employee’s material and willful violation of a federal or state law or regulation applicable to the business of the Company that has caused or is reasonably expected to result in injury to the Company.

10.2Change in Control.  For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

10.3Corporate Transaction.  For purposes of this Agreement, “Corporate Transaction” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

10.4 Good Reason.  For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s affirmative prior written consent to such adverse change (which specifically acknowledges  Employee’s waiver of the Good Reason condition with respect to the individual action that would otherwise form the basis of a resignation for Good Reason): (a) a material reduction in Employee’s base salary, bonus opportunity or benefits; (b) a material reduction in Employee’s title, duties, responsibilities and/or authority; or (c) relocation of Employee’s principal place of employment to a place other than Santa Barbara, California or fifty (50) mile radius. In order to resign for Good Reason, Employee must provide written notice to the Chief Executive Officer or Human Resources within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Employee must resign from all positions Employee then holds with the Company not later than sixty (60) days after the expiration of the cure period.

11.Proprietary Information Obligations. Regardless of the reason of Employee’s termination of employment with the Company, Employee will continue to comply with the Employee Confidentiality, Inventions and Non-Interference Agreement (the “Confidentiality Agreement” or “CINA”) and all employee policies related to confidentiality and access to trade secrets of the Company’s business and its clients.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

12.No Adverse Interests.  Employee agrees not to intentionally or knowingly acquire, assume or participate in, directly or indirectly, any position, action, undertaking, investment or interest known by Employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13. Non-Solicitation.  Employee agree that during the period of employment with the Company and for twelve (12) months after the date Employee’s employment is terminated for any reason, Employee will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

14.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company will pay the arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the arbitrator, and rental of a room to hold the arbitration hearing. However, if Employee is the party initiating the claim, Employee shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the State of California. The Arbitrator shall award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement, to the extent permitted by applicable law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15.General Provisions.

15.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

15.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

15.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4Ownership of Property. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by you (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part in the course of work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws and Company  shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including without limitation, assignments, consents, powers of attorney and other instruments). Employee understands, however, that there is no obligation being imposed on Employee to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless (i) such Work Product relates (A) to the Company’s businesses or (b) to Company’s actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Employee for Company under this Agreement. If no such Work Product is listed, Employee represents to the Company that Employee does not now own, nor has Employee ever owned, nor made, any such Work Product.

15.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6 Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

15.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

15.10Employee Representation and Warranties.  Employee represents that Employee does not have any contractual or other obligations that would conflict with employment by the Company.  In particular, Employee represents that Employee is not bound by any agreement, understanding, or other obligation with or to any person or entity (including, without limitation, any non-competition agreement) that prohibits Employee from accepting or continuing employment by the Company and fully performing all duties for the Company. In addition, Employee acknowledges and agrees to the following:

a)Employee has not taken any documents, information (whether hard copy or electronic), or any other property belonging to any prior employer that Employee is prohibited from taking, and will not do so; and

b)Employee has kept and will keep in confidence proprietary information, knowledge, or data acquired by Employee in confidence during employment at all prior employers, and Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to prior employer.

15.11Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Employee and the Company with regard to this subject matter. It supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.  This Agreement will not be construed in favor of or against Company by reason of the extent to which Company participated in the preparation of this Agreement. This Agreement must be executed by Employee on or before January 31, 2018 or it shall be of no force and effect, and the terms and conditions of Employee’s employment with the Company shall not be governed or otherwise modified by this Agreement.

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Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

OLIVER BENNETT

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

SIENTRA, INC.

By:	/s/ Jeffrey Nugent
Name:	Jeffrey Nugent
Title:	Chairman of the Board & Chief Executive Officer

EMPLOYEE

By:	/s/ Oliver Bennett
Name:	Oliver Bennett

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com